                                                                      Exhibit 11

                         WADDELL & REED FINANCIAL, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                              (in thousands except for per share data)
                                                    2001       2000       1999
                                                  --------   --------   --------
Net income                                        $107,167   $139,005   $ 81,767

Basic weighted average shares outstanding           80,592     83,362     89,456
                                                  ========   ========   ========

Diluted weighted average shares outstanding         83,423     86,895     91,548
                                                  ========   ========   ========

Basic net income per share                        $   1.33   $   1.67   $   0.91

Diluted net income per share                      $   1.28   $   1.67   $   0.89

Note: Data for all periods presented is stated or has been restated to reflect the three-for-two stock split declared on February 23, 2000, payable on April 7, 2000 to shareholders of record as of March 17, 2000.